Exhibit 99.1

SinoCoking Announces New Underground Coal Gasification Project; Gross Profit of $30 to $45 Million Expected in 2015

By GlobeNewswire, Sep 9, 2014 8:30 AM ET

PINGDINGSHAN, China, Sept. 9, 2014 (GLOBE NEWSWIRE) -- SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK), a vertically-integrated coal and coke processor, today said it has signed an exclusive agreement with both the Institute of Process Engineering of the Chinese Academy of Sciences and the North China Institute of Science and Technology to refine and implement a technology that will be used, beginning next month, to convert the 21 million tons of coal at four SinoCoking underground mines into syngas, a clean burning fuel.

The technology will accomplish this conversion without releasing meaningful levels of carbon dioxide or other greenhouse gases above ground, said SinoCoking.

Located in Henan Province, these mines have been shut down for three years due to Chinese government-mandated mine consolidation guidelines. Now, however, these properties can be reactivated and their resources utilized in an environmentally friendly manner, said the company.

The first phase of the project, which will cost approximately $18 million and be funded primarily from SinoCoking's operating cash flows and reserves, is expected to be completed in February 2015 and yield a combined syngas output of 60,000 cubic meters per hour. This output will produce incremental gross profit in 2015 of from $30 to $45 million, said SinoCoking.

Subsequent phases of the project, expected to be completed by the end of 2016, will cost about $280 million and will be funded primarily from bank loans and company-issued debt. At completion, the project is expected to have an output capacity, subject to market demand, of 880,000 cubic meters of syngas per hour.

Customers for this syngas will be comprised primarily of local power, chemical and transportation companies as well as households requiring electricity in Henan Province, said SinoCoking.

"We are thrilled and honored to be working with the Institute of Process Engineering and North China Institute of Science and Technology on this vital project," said SinoCoking Chairman and CEO Mr. Jianhua Lv. "The production of this vast new quantity of syngas – a clean burning fuel – while preventing the escape of carbon dioxide and other greenhouse gases, is, we believe, a major technological accomplishment.

"Combined with the opening, next month, of our above ground syngas facility in Pingdingshan, this new project further establishes our company as one of China's leading producers of clean energy products."

Mr. Lv said that SinoCoking would announce additional details on the construction and financing of the underground facility "in the near future."

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc. (www.scokchina.com), a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and PingdingshanHongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province PingdingshanHongli Coal & Coke Co., Ltd., Baofeng Coking Factory, BaofengHongchang Coal Co., Ltd., BaofengHongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., BaofengShuangri Coal Mining Co., Ltd., and BaofengXingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking
Song Lv, Chief Financial Officer Rick Eisenberg, Asia IR•PR.
+ 86-375-2882-999	(212) 496-6828
lvsong@sinocoking.net	rick@asia-irpr.com
http://www.scokchina.com/	http://asia-irpr.com/